Exhibit 99.1

INSTRUCTIONS FOR USE OF
NEPHROS, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Nephros, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated [•], 2010 (the “Prospectus”). Record Holders of Common Stock at the close of business on [•], 2010 (the “Record Date”) will receive at no charge non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 175,000,000 Units at a subscription price (the “Subscription Price”) of $0.02 per Unit, for up to an aggregate purchase price of $3,500,000. Each Record Holder will receive one Subscription Right for each share of Common Stock owned on the Record Date, evidenced by a subscription rights certificate (the “Subscription Rights Certificate”) registered in the Record Holder’s name or in the name of the Record Holder’s nominee. Each Subscription Right will entitle its Record Holder to purchase 4.185496618 Units at the Subscription Price of $0.02 per Unit (the “Basic Subscription Privilege”). Each Unit consists of one share of Common Stock and a warrant to purchase 0.924532845 shares of Common Stock at the exercise price of $0.02 per share for a period of five years following the Expiration Date (as defined below).

The Subscription Rights will expire, if not exercised, at 5:00 p.m., Eastern Time, on [•], 2010, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Subscription Rights will be null and void. The Company will not be obligated to honor any purported exercise of the Subscription Rights received by Continental Stock Transfer & Trust Company (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

 There is no minimum number of Units you must purchase, but you may not purchase fractional Units. To determine the number of Units you may purchase under your Basic Subscription Privilege, multiply the number of shares of Common Stock you own by 4.185496618 and round down to the nearest whole number. For example, if you own 100 shares of Common Stock, you will be entitled to subscribe for up to 418 Units (100 shares × 4.185496618 = 418.5496618, rounded down to 418, the nearest whole number) under your Basic Subscription Privilege.

If you exercise your Basic Subscription Privilege in full, you may also subscribe for additional Units not subscribed for by other Record Holders in the offering at the same subscription price of $0.02 per Unit, subject to certain limitations (the “Over-Subscription Privilege”). If an insufficient number of Units is available to fully satisfy all Over-Subscription Privilege requests, the available Units will be allocated proportionately among Record Holders who exercise their Over-Subscription Privileges based on the number of Units each such Record Holder subscribed for under the Basic Subscription Privilege. See “The Rights Offering–The Subscription Rights–Over-Subscription Privilege” in the Prospectus.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in these Instructions.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CHECK OR BANK DRAFT DRAWN ON A U.S. BANK, U.S. POSTAL MONEY ORDER OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR SUBSCRIPTION CERTIFICATE MUST BE COMPLIED WITH, ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED ON OR PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. Payment of the Subscription Price for the Basic Subscription Privilege and the Over-Subscription Privilege will be held in a segregated account to be maintained by the Subscription Agent until shares and warrants to purchase shares of Common Stock are issued upon the expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed. All payments must be made in U.S. dollars for the full number of Units being subscribed for by check or bank draft drawn on a U.S. bank, or U.S. Postal money order, payable to “Continental Stock Transfer & Trust Company (acting as subscription agent for Nephros, Inc.)” or by wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company as agent for Nephros, Inc., for purposes of accepting subscriptions in the Rights Offering, at JPMorgan Chase, ABA # 021-000021, Acct. # 475-508351 FBO Nephros, Inc. Subscription, with reference to the rights holder’s name. Please reference your Subscription Rights Certificate Number on your check.

The Subscription Rights Certificate and payment of the Subscription Price (unless submitted by wire transfer) must be delivered to the Subscription Agent by hand, mail or overnight courier to the following address:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000, ext. 536

The risk of delivery of all documents and payments is on you, not us or the Subscription Agent. Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising rights or require additional copies of relevant documents, please contact the Information Agent, Morrow & Co., LLC, toll-free at (800) 414-4313.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Banks, brokers, and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised and the number of Units that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Units are subscribed for pursuant to the Over-Subscription Privileges than are available, the available Units will be allocated proportionately among beneficial owners who exercise their Over-Subscription Privileges based on the number of Units each such owner subscribed for under the Basic Subscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Units subscribed for, or if no number of Units is specified, then you will be deemed to have exercised your Subscription Rights to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary for the full exercise of your Subscription Rights, including any Over-Subscription Privilege exercised or permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you.

2.	Issuance of Common Stock and Warrants.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for each Unit subscribed for, and promptly after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

a.
Basic Subscription Privilege: The Subscription Agent will deliver to each exercising Subscription Rights holder one share of Common Stock and a warrant to purchase 0.924532845 shares of Common Stock for each Unit subscribed for pursuant to the Basic Subscription Privilege. See “The Rights Offering—The Subscription Rights—Basic Subscription Privilege” in the Prospectus.

b.
Over-Subscription Privilege: The Subscription Agent will deliver to each Subscription Rights holder who validly exercises the Over-Subscription Privilege the one share of Common Stock and a warrant to purchase 0.924532845 shares of Common Stock for each Unit, if any, allocated to such Subscription Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege” in the Prospectus.

c.
Excess Cash Payments: The Subscription Agent will mail to each Subscription Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Units that are subscribed for by such Subscription Rights holder but not allocated to such Subscription Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Payment Adjustments” in the Prospectus.

3.	Sale, Transfer or Assignment of Subscription Rights.

Subscription Rights may not be sold, transferred or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees and Expenses.

The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or expenses incurred in connection with the exercise of Subscription Rights or subscribing for Units. Neither the Subscription Agent nor the Company will pay such expenses.

5.	Execution.

a.
Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.
Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.	Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent for each Unit subscribed for will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment at or before 5:00 p.m., Eastern Time, on the Expiration Date. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of certified check made payable to “Continental Stock Transfer & Trust Company (acting as subscription agent for Nephros, Inc.)” to avoid missing the opportunity to exercise your Subscription Rights should you decide to exercise them.

7.	Guaranteed Delivery Procedures and Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

The Subscription Agent will grant you three (3) business days after the Expiration Date to deliver the Subscription Rights Certificate if you follow the following instructions for providing the Subscription Agent notice of guaranteed delivery. On or prior to the Expiration Date, the Subscription Agent must receive payment in full in cash and/or securities, as described under Section 1, “Method of Subscription–Exercise of Rights,” above, for all Units subscribed for through the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege, together with a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying the Prospectus either by mail or overnight carrier, that specifies the name of the registered holder and the number of Units subscribed for. If applicable, it must state separately the number of Units subscribed for through the exercise of the Over-Subscription Privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed Subscription Rights Certificate for all Units subscribed for will be delivered to the Subscription Agent within three business days after the Expiration Date. The Subscription Agent will then conditionally accept the exercise of the Subscription Rights and will withhold the certificates for shares of Common Stock and Warrants until it receives the properly completed and duly executed Subscription Rights Certificate within the three-business-day time period.

In the case of Subscription Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of Subscription Rights under the Basic Subscription Privilege and the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Units thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

Notices of Guaranteed Delivery and payments (unless submitted by wire transfer) should be mailed or delivered to the appropriate address (or, for wire transfer payments, to the appropriate account) as described under Section 1, “Method of Subscription–Exercise of Rights,” above.